Exhibit 10.16

FINAL FORM

OF

SACHEM CAPITAL CORP.

2016 EQUITY COMPENSATION PLAN

NOTICE OF GRANT

Sachem Capital Corp., a New York corporation (the “Company”), hereby grants to the Grantee set forth below (the “Grantee”) restricted common shares of the Company (the “Restricted Stock”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Sachem Capital Corp. 2016 Equity Compensation Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. Each share of Restricted Stock represents one common share of the Company (each a “Share” and, collectively, the “Shares”), subject to the terms and conditions set forth in the Award Agreement.

Date of Grant:	February 9, 2023

Name of Grantee:	John E. Warch

Number of Shares of Restricted Stock:	8,000

Lapse of Restrictions/Vesting:	The Restricted Stock shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement.

Vesting Start Date	February 9, 2023

The grant of Restricted Stock shall be subject to the execution and return of this Notice by the Grantee to the Company no later than 5:00 p.m. Eastern Daylight Time, February 15, 2023 (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 5 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

SACHEM CAPITAL CORP.

By:
Name:	John L. Villano
Title:	Chief Executive Officer

JOHN E. WARCH

2

Exhibit A

SACHEM CAPITAL CORP.

2016 EQUITY COMPENSATION PLAN

RESTRICTED STOCK

AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is entered into by and among Sachem Capital Corp., a New York corporation (the “Company”), and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Restricted Stock granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.	No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her employee status or to interfere with the right of the Company or any of its Subsidiaries or other affiliates to terminate the Grantee’s employment.

2.	Term of Restricted Stock Award

This Award Agreement shall remain in effect until all the transfer restrictions on the Restricted Stock have fully lapsed and the underlying Shares have vested or been forfeited by the Grantee as provided in this Award Agreement.

3.	Lapse of Restrictions and Vesting of Restricted Stock

Subject to the remainder of this Section 3, the Transfer Restrictions on the Restricted Stock will lapse and the Restricted Stock granted hereunder will vest in accordance with the following schedule, subject to the Grantee’s employment not having terminated prior to such applicable anniversary, such that all the Shares (100%) shall be fully vested upon February 9, 2025:

Vesting Percentage	Vesting Date
33.33%	February 9, 2023
33.33%	February 9, 2024
33.34%	February 9, 2025

If the Grantee’s employment terminates for any reason, any Shares for which the Transfer Restrictions have not lapsed and which have not vested as of such date shall be forfeited by the Grantee upon such termination without consideration.

4.	Issuance of Shares; Rights as a Stockholder

(a)The Grantee shall have all rights of a stockholder with respect to the Restricted Stock as of the issuance of the Date of Grant and the entry of the Grantee’s name as a shareholder of record on the books of the Company (which shall be recorded as soon as reasonably practicable after the Date of Grant), including the right to vote in respect of the Restricted Stock and the right to dividends payable with respect to the Restricted Stock (in each case, irrespective of whether such Restricted Stock is considered vested or unvested at the time of such dividend). Notwithstanding the foregoing, prior to the vesting of the Restricted Stock pursuant to Section 3, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign the Restricted Stock (collectively, the “Transfer Restrictions”) and the Restricted Stock will be subject to forfeiture as provided in Section 5.

(b)The Plan provides for each certificate representing Restricted Stock to bear a legend. The Company need not register a transfer of the Restricted Stock and may also instruct its transfer agent not to register the transfer of the Restricted Stock unless the conditions specified in any legends are satisfied.

5.	Prohibited Activities

(a)Right to Terminate Restricted Stock and Recovery. The Grantee understands and agrees that the Company has granted the Restricted Stock to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (a) the Grantee materially violates any Company policy relating to the non-disclosure or non-use of confidential or proprietary information, (b) the Grantee materially breaches or violates any Company policy relating to non-disparagement, (c) the Grantee engages in any activity prohibited by Section 7 of this Award Agreement, (d) the Grantee materially breaches or violates any Company policy regarding non-solicitation of customers or clients, employees, vendors or other persons with whom the Company transacts business, (e) the Grantee breaches or violates any non-competition obligations pursuant to any Company policy, or (f) the Grantee is convicted of a felony against the Company or any of its affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Restricted Stock (including the vested portion of the Restricted Stock) without consideration, and such Restricted Stock will be terminated and of no further force and effect (collectively, the “Restrictive Covenants”).

(b)Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 5 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Covenant. In the event that the provisions of this Section 5 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

6.	Taxation Upon Vesting of the Restricted Stock; Tax Withholding

(a)The Grantee understands that the Grantee will recognize income, for Federal, state and local income tax purposes, as applicable, in respect of the vesting of the Restricted Stock vesting on each applicable vesting date. By acceptance of this grant of Restricted Stock, the Grantee agrees to report the relevant amount of income attributable to the grant of the Restricted Stock in accordance with then applicable law and to cooperate with the Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes.

(b)Grantee understands that the Restricted Stock are subject to Section 83 of the Internal Revenue Code of 1986, as amended (“Section 83”), and that the Grantee will be taxed on the value of the Restricted Stock at ordinary income tax rates on the date that such Restricted Stock are transferable and no longer subject to a “substantial risk of forfeiture” (as defined in Section 83). The Grantee further understands that he or she may make an election under Section 83(b) to have all the Restricted Stock taxed as ordinary income on the Date of Grant based on the fair market value of the Shares on such date without regard to the fact that the Restricted Stock are nontransferable and subject to forfeiture and that if he or she chooses to make such an election, it must be made within thirty (30) days of the Date of Grant. Grantee acknowledges that the Company is not rendering any tax advice to the Grantee and that he or she has been advised by the Company to consult with his or her personal tax advisor regarding the income tax consequences associated with the grant of the Restricted Stock.

(c)The Grantee is responsible for all tax obligations that arise as a result of the vesting of the Restricted Stock. The Company may withhold from any amount payable to the Grantee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such vesting or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting of the Restricted Stock. The Company shall have the right to require the payment of any such taxes and require that the Grantee, or the Grantee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation pursuant to vesting of Restricted Stock. The Grantee may pay his or her withholding tax obligation in connection with the vesting of Restricted Stock, by making a cash payment to the Company. In addition, the Committee, in its sole discretion, may allow the Grantee, to pay his or her withholding tax obligation in connection with the vesting of the Restricted Stock, by (x) surrendering Shares pursuant to the grant of Restricted Stock or (z) surrendering other Shares that have been held by the Grantee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the vesting of the Restricted Stock, in each case having an aggregate Fair Market Value equal to the withholding taxes.

(d)In connection with the grant of the Restricted Stock, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit A attached hereto.

7.	Securities Laws

(a)Upon the acquisition of the Restricted Stock pursuant to this Award Agreement, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of the Restricted Stock in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Restricted Stock the Grantee receives pursuant to this Award Agreement.

(b)Notwithstanding anything to the contrary herein, in the event that (i) the Grantee is subject to the Company’s insider trading policy, including any policy permitting officers and directors to sell Shares only during certain “window” periods, in effect from time to time (collectively, the “Policy”) or the Grantee is otherwise prohibited from selling Shares in the public market and any Restricted Stock for which the Transfer Restrictions are scheduled to lapse and Restricted Stock scheduled to vest (the “Original Vesting Date”) that (A) does not occur during an open “window period” applicable to the Grantee or on a day on which the Grantee is permitted to sell Shares underlying any portion of the Restricted Stock that has vested pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, as applicable, or (B) does not occur on a date when the Grantee is otherwise permitted to sell Shares on the open market, and (ii) the Company elects not to satisfy the Grantee’s tax withholding obligations by the Grantee surrendering Shares to the Company, then such restrictions shall not lapse and such Restricted Stock shall not vest on such Original Vesting Date and shall instead be deemed to be vested, as applicable, on (x) the first business day of the next occurring open “window period” applicable to the Grantee pursuant to the Policy, or (y) the next business day on which the Grantee is not otherwise prohibited from selling Shares in the open market, but in no event later than March 31st of year following the year in which applicable portion of the Restricted Stock vests.

8.	Modification, Amendment, and Termination of Restricted Stock

This Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

9.	Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)If to the Company at the address below:

Sachem Capital Corp.

698 Main Street

Branford, CT 06405

Attn: John L. Villano

Phone: 203-433-4736

Email: jlv@sachemcapitalcorp.com

With a copy to:

Kurzman Eisenberg Corbin & Lever, LLP

One N. Broadway, 12th Floor

White Plains, NY 10601

Attention: Joel J. Goldschmidt, Esq.

Phone: 914-286-6362

Email: jgoldschmidt@kelaw.com

(b)If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

10.	Award Agreement Subject to Plan and Applicable Law

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award Agreement and other Awards granted under the Plan.

This Award Agreement shall be governed by the laws of the State of New York without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction in the matter.

11.	Section 409A

The Restricted Stock is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto.

12.	Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

13.	Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

14.	Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

15.	Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof. If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

16.	Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.